Exhibit 4.1

ASSIGNMENT, ASSUMPTION

AND AMENDMENT

OF
WARRANT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT OF WARRANT AGREEMENT (this “Amendment”), is made as of July 1, 2024 (the “Amendment Effective Date”), by and among Metals Acquisition Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (the “Issuer”), Continental Stock Transfer & Trust Company, a New York corporation, as Warrant Agent and Transfer Agent (“Continental”), and Computershare Inc., a Delaware corporation, and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare Inc., “Computershare”).

WHEREAS, the Issuer and Continental are parties to that certain Warrant Agreement, dated as of June 15, 2023 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, Continental has agreed to resign its duties as the Warrant Agent and Transfer Agent as of the date hereof, and pursuant to Section 8.2 of the Existing Warrant Agreement, the Issuer wishes to appoint Computershare to serve as successor Warrant Agent and Transfer Agent from and after the date hereof; and

WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as Warrant Agent and Transfer Agent under the Existing Warrant Agreement, as hereby amended, to Computershare, Computershare wishes to assume all of such rights, interests and obligations and the Issuer wishes to approve such assignment and assumption..

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Warrant Agent and Transfer Agent Succession and Resignation of Current Warrant Agent and Transfer Agent and Appointment of Successor. Effective as of the Amendment Effective Date, Continental resigns as Warrant Agent and Transfer Agent, and the Issuer hereby appoints Computershare to act as the Warrant Agent and Transfer Agent, and Computershare hereby accepts such appointment and agrees to perform all duties of the Warrant Agent and Transfer Agent in accordance with the terms and conditions set forth in the Existing Warrant Agreement as modified by this Amendment; provided, that, Computershare shall not assume any of Continental’s liabilities and obligations under the Warrant Agreement (as amended hereby) arising prior to the Amendment Date.

2.     Amendment of Existing Warrant Agreement.  The parties hereby amend, effective as of the Amendment Effective Date, the Existing Warrant Agreement as follows:

2.1     Change in Warrant Agent and Transfer Agent. All References to “Continental Stock Transfer & Trust Company” in the Existing Warrant Agreement shall be replaced with “Computershare Inc. and Computershare Trust Company, N.A.” and all references in the Existing Warrant Agreement to the “Warrant Agent” or “Transfer Agent” shall mean Computershare.

2.2     Payment. Section 3.3.1 of the Existing Warrant Agreement is hereby amended by replacing “corporate trust department” with “the office designated for such purposes from time to time (currently 150 Royall Street, Canton, MA 02021)”.

2.3     Warrant Execution and Countersignature. Section 5.5 of the Existing Warrant Agreement is hereby amended to add the following as the final sentence thereof:

“The Warrant Agent may countersign a Definitive Warrant Certificate in manual or facsimile form.”

2.4     Registration of Ordinary Shares; Cashless Exercise at Issuer’s Option. Section 7.4 of the Existing Warrant Agreement is hereby amended by adding new subsections 7.4.3, 7.4.4 and 7.4.5 to the end thereof as follows:

“7.4.3. Calculation of Ordinary Shares to be issued on Cashless Exercise. In connection with any cashless exercise of Warrants, the Issuer shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no duty under this Agreement to determine, the number of Ordinary Shares to be issued on such cashless exercise, and the Warrant Agent shall have no duty or obligation to calculate or confirm whether the Issuer’s determination of the Ordinary Shares to be issued on such exercise is accurate.

7.4.4. Deliver of Warrant Exercise Funds. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Issuer.

7.4.5. Cost Basis Information.

(a) In the event of a cash exercise, the Issuer hereby instructs the Warrant Agent to record cost basis for newly issued shares in a manner to be subsequently communicated by the Issuer in writing to the Warrant Agent.

(b) In the event of a cashless exercise, the Issuer shall provide cost basis for shares issued pursuant to a cashless exercise at the time the Issuer confirms the number of Ordinary Shares issuable in connection with the cashless exercise pursuant to the last paragraph of Section 7.4.3 hereof.”

2.5     Taxes. Section 8.1 of the Existing Warrant Agreement is hereby amended to add the following sentence at the end thereof:

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“The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.”

2.6     Appointment of Successor Warrant Agent. Section 8.2.1 of the Existing Warrant Agreement is hereby amended by adding the following sentence immediately after the first sentence of Section 8.2.1:

“If for any reason the transfer agency relationship in effect between the Issuer and the Transfer Agent terminates, the Warrant Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement.”

2.7     Renumeration. Section 8.3.1 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“Remuneration. The Issuer agrees to pay the Warrant Agent reasonable remuneration (as may be agreed upon in writing by the Issuer and the Warrant Agent) for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all of its reasonable expenses (including reasonable counsel fees and expenses) incurred in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

2.8     Reliance of Issuer Statements. Section 8.4.1 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“Reliance on Issuer Statement. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Issuer prior to taking, suffering, or omitting to take any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Warrant Agent to be the Chief Executive Officer, the Chief Financial Officer, the President, Executive Vice President, Vice President, Secretary or Chairman of the Board of the Issuer (each an authorized officer); and such certificate shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate.”

2.9     Indemnity; Limitation on Liability. Section 8.4.2 of the Existing Warrant Agreement is hereby amended in its entirety as follows:

“Indemnity; Limitation on Liability. The Issuer also covenants and agrees to indemnify the Warrant Agent for, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) (“Losses”) that may be paid, incurred or suffered by it, or which it may become subject, other than such Losses arising in connection with the gross negligence, bad faith or willful misconduct on the part of the Warrant Agent (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered, or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Issuer. The Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Warrant Agent under this Agreement will be limited to the amount of annual fees paid by the Issuer to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Anything to the contrary notwithstanding, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action. The provisions under this Section 8 shall survive the expiration of the Warrant and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.”

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2.10     Acceptance of Agency. Section 8.5 of the Existing Warrant Agreement is hereby amended in its entirety as follows:

“Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions (and no implied terms and conditions) herein set forth and among other things shall account for, and pay to the Issuer, all monies received by the Warrant Agent for the purchase of shares of Ordinary Shares through the exercise of the Warrants. The Warrant Agent shall act hereunder solely as agent for the Issuer. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants or Ordinary Shares. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants or Ordinary Shares with respect to any action or default by the Issuer, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Issuer. The Warrant Agent shall have no responsibility to the Issuer, any holders of Warrants, any holders of Ordinary Shares or any other Person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.”

2.11     Other Amendments to Section 8. The following provisions are hereby incorporated into Section 8 of the Existing Warrant Agreement in the numerical order set forth below:

“8.7 Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Issuer), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such advice or opinion.

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8.8 Reliance on Agreement and Warrants. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Issuer only.

8.9 No Responsibility as to Certain Matters. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent); nor shall it be responsible for any breach by the Issuer of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible for any change in the exercisability of the Warrant any adjustment required under this Agreement or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities to be issued pursuant to this Agreement or any Warrant or as to whether any other securities will, when so issued, be validly authorized and issued, fully paid and nonassessable.

8.10 Freedom to Trade in Issuer Securities. Subject to applicable laws, including all applicable securities laws, the Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrant or other securities of the Issuer or become pecuniarily interested in any transaction in which the Issuer may be interested, or contract with or lend money to the Issuer or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Issuer or for any other legal entity.

8.11 Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Issuer resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, willful misconduct or bad faith in the selection and continued employment thereof (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

8.12 No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

8.13 No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Issuer, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

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8.14 Ambiguity. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Issuer, the holder of any Warrant or any other person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Issuer which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

8.15 Non-Registration. The Warrant Agent shall not be liable or responsible for any failure of the Issuer to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

8.16 Signature Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any related law, act, regulation or any interpretation of the same.

8.17 Authorized Officers. The Warrant Agent shall be fully authorized and protected in relying upon written instructions received from any authorized officer of the Issuer and shall not be liable for any action taken, suffered or omitted to be taken by, the Warrant Agent in accordance with such advice or instructions.

8.18 Bank Accounts. All funds received by the Warrant Agent under this Agreement that are to be distributed or applied by the Warrant Agent in the performance of services hereunder (the “Funds”) shall be held by the Warrant Agent as agent for the Issuer and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Issuer. Until paid pursuant to the terms of this Agreement, the Warrant Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Warrant Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Warrant Agent shall not be obligated to pay such interest, dividends or earnings to the Issuer, any holder or any other party.

8.19. Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemics, pandemics, terrorist acts, shortage of supply, disruptions in public utilities, strikes and lock-outs, war, or civil unrest.

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8.20 Confidentiality. The Warrant Agent and the Issuer agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services hereunder shall remain confidential, and shall not be disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

8.21 Further Assurances. The Issuer shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.”

2.12     Change of Address of the Issuer and the Warrant Agent and Transfer Agent. Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety to read as follows:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Issuer shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Issuer with the Warrant Agent), as follows:

3rd Floor, 44 Esplanade, St. Helier

JE4 9WG, Jersey

Attention: Mick McMullen

Email: mick.mcmullen@metalsacqcorp.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Issuer to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Issuer), as follows:

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attn: General Counsel

E-mail: #USCISLegalContractNotices@computershare.com

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in each case, with a copy to:

DLA Piper (Canada) LLP

Suite 2800, Park Place

666 Burrard Street

Vancouver, British Columbia, Canada V6C 2Z7

Attn: Douglas Shields, Esq.

Email: doug.shields@dlapiper.com

and

Sprott Private Resource Lending II (Collector-2), LP

Royal Bank Plaza, Suite 2600

Toronto, Ontario, Canada M5J 2J1

Attn: Managing Partner

Email: jgrosdanis@sprott.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attn: Ryan Dzierniejko

Email: ryan.dzierniejko@skadden.com

2.13     Amendments. Section 9.8 of the Existing Warrant Agreement is hereby amended to add the following sentences to the end thereof:

“No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Issuer. Upon the delivery of a certificate from an authorized officer of the Issuer which states that the proposed supplement or amendment is in compliance with the terms of this Section 9.8, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement.”

2.14     Severability. Section 9.9 of the Existing Warrant Agreement is hereby amended to add the following sentence to the end thereof:

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“Notwithstanding the foregoing, if any excluded provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Issuer.”

3.	Miscellaneous Provisions.

3.1     Legal Opinion. As a condition precedent to Computershare’s execution of this Amendment, the Issuer shall provide Computershare with an opinion of counsel dated as of the Amendment Effective Date, to the effect that all Ordinary Shares underlying the Warrants (a) will be or were offered, sold or issued as part of an offering that was registered in compliance with the Securities Act of 1933, as amended (the “1933 Act”), or pursuant to an exemption from the registration requirements of the 1933 Act; (ii) will be or were issued in compliance with all applicable state securities or “blue sky” laws or exemptions therefrom; and (iii) will be or are validly issued, fully paid and non-assessable.

3.2     Conflicts. Except as modified herein, all other terms and conditions of the Existing Warrant Agreement shall remain in full force and effect. In the event of any inconsistency between the terms of the Existing Warrant Agreement and this Amendment, the terms of this Amendment shall govern.

3.3     Successors. All the covenants and provisions of this Amendment by or for the benefit of the parties shall bind and inure to the benefit of their respective successors and assigns.

3.4     Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

3.5     Entire Agreement.  The Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

3.6     Counterparts.  This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

METALS ACQUISITION LIMITED

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

COMPUTERSHARE INC. AND COMPUTERSHARE TRUST COMPANY, N.A. On Behalf of Both Entities

By:
Name:
Title:

[Signature Page to Amendment of Warrant Agreement]